Exhibit 99.4
Unaudited Pro Forma Condensed Combined Financial Statements
On July 1, 2011, Walter Investment Management Corp., or the Company, acquired 100% of the outstanding membership interests, the Acquisition, in GTCS Holdings, LLC, or Green Tree, for consideration transferred of $1,052.7 million, which included cash of $737.7 million to the owners of Green Tree, cash to settle Green Tree’s secured credit facility of $274.8 million and the issuance of 1,812,532 shares of Company common stock with a fair value of $40.2 million to the owners of Green Tree. The Acquisition was made pursuant to the Membership Interest Purchase Agreement, dated as of March 25, 2011, by and among the Company and GTH, LLC.
In order to partially fund the Acquisition, on July 1, 2011, the Company entered into a $500 million first lien senior secured term loan and a $265 million second lien senior secured term loan, or the Term Loans. In addition, on July 1, 2011, the Company entered into a $45 million senior secured revolving credit facility, or the Revolver. The Acquisition and the Term Loans are collectively referred to as the Transaction.
The unaudited pro forma condensed combined financial statements and accompanying notes present the impact of the Transaction (since the pro forma accounts for the Term Loans) on the Company’s financial position and results of operations under the acquisition method of accounting which is more fully described in the notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet as of June 30, 2011 combines the historical interim condensed consolidated balance sheet of the Company as of June 30, 2011 with the historical condensed consolidated balance sheet of Green Tree as of June 30, 2011, giving effect to the Transaction as if it had occurred on June 30, 2011. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2011 and the year ended December 31, 2010 combine the historical interim condensed consolidated statement of income of the Company for the six months ended June 30, 2011 with the historical interim condensed consolidated statement of income of Green Tree for the six months ended June 30, 2011, and the historical consolidated statement of income of the Company for the year ended December 31, 2010 with the historical consolidated statement of income of Green Tree for the year ended December 31, 2010, giving effect to the Transaction as if it had been completed on January 1, 2010. The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are directly attributable to the Transaction and factually supportable and, with respect to the statements of operations, are expected to have a continuing impact on the combined results.
The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes. In addition, the unaudited pro forma condensed combined financial statements were derived from and should be read in conjunction with the:
•	audited historical consolidated financial statements of the Company as of and for the year ended December 31, 2010 and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010;

•	audited historical consolidated financial statements of Green Tree and the related notes as of and for the year ended December 31, 2010 included within this report as exhibit 99.1;

•	audited historical consolidated financial statements of Green Tree and the related notes as of and for the year ended December 31, 2009 included within this report as exhibit 99.2

•	unaudited historical interim condensed consolidated financial statements of the Company as of and for the six months ended June 30, 2011 and the related notes included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011; and

•	unaudited historical interim condensed consolidated financial statements of Green Tree as of and for the six months ended June 30, 2011 and the related notes included within this report as exhibit 99.3.
The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not intended to reflect the results of operations or the financial position of the combined company that would have resulted had the Transaction been effective during the periods presented or the results that may be obtained by the combined company in the future. The unaudited pro forma condensed combined financial statements as of and for the periods presented do not reflect future events that may occur after the Transaction, including, but not limited to, synergies or revenue enhancements arising from the Acquisition. Future results may vary significantly from the results reflected in the unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, or U.S. GAAP, and reflect changes to acquired assets and assumed liabilities to record their estimated fair values, which are based on certain estimates and assumptions. The Company’s management believes that the pro forma adjustments give appropriate effect to the assumptions used and are properly applied in the unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined financial statements and purchase price allocations have been prepared based on available information and preliminary estimates and assumptions that management believes are reasonable. However, the allocation of purchase price has not been finalized and the actual adjustments to our condensed combined financial statements will depend on a number of factors, including the finalization of asset and liability valuations. Accordingly, there can be no assurance that the final allocation of purchase price will not differ from the preliminary allocation reflected in the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2011
(in thousands)

						Pro Forma		Condensed Pro Forma
	Historical					Adjustments		Combined
				Walter - After
	Walter	Reclassification		Reclassification	Green Tree

Assets:
Cash and cash equivalents	$289,947	$—		$289,947	$51,850	$(294,099	) A	$47,698
Restricted cash and cash equivalents	53,591	—		53,591	179,405	(69,365	) B	163,631
Premises and equipment, net	—	1,945	O	1,945	15,219	117,596	C	134,760
Receivables, net	1,287	731	O	2,018	235,801	(10,271	) D	227,548
Servicing advances and receivables, net	8,979	(8,979	) O	—	—	—		—
Residential loans, net	1,632,887	—		1,632,887	729,195	—		2,362,082
Subordinate security	1,844	(1,844	) O	—	—	—		—
Real estate owned, net	56,244	(56,244	) O	—	—	—		—
Servicing rights	—	—		—	207,466	71,486	E	278,952
Servicer and protective advances, net	—	8,248	O	8,248	82,610	(7,337	) D	83,521
Intangible assets, net	—	—		—	46,876	109,929	F	156,805
Deferred debt issuance costs	23,949	(23,949	) O	—	—	—		—
Deferred income tax asset, net	222	—		222	—	(222	) P	—
Goodwill	—	—		—	22,596	458,807	F	481,403
Other assets	4,151	80,092	O	84,243	23,846	14,688	G	122,777

Total Assets	$2,073,101	$—		$2,073,101	$1,594,864	$391,212		$4,059,177

Liabilities:
Accounts payable and other accrued liabilities	$43,493	$9,386	O	$52,879	$124,722	$29,182	H/I	$206,783
Deferred income tax liabilities, net	—	—		—	11,006	69,785	I	80,791
Debt and collateralized borrowings	—	—		—	329,012	485,417	J	814,429
Mortgage-backed debt	1,463,357	—		1,463,357	861,674	—		2,325,031
Accrued interest	9,386	(9,386	) O	—	—	—		—
Payable to the trust/investor	—	—		—	162,042	(70,835	)B	91,207

Total Liabilities	1,516,236	—		1,516,236	1,488,456	513,549		3,518,241

Equity:
Preferred stock	—	—		—	—	—		—
Common stock	259	—		259	—	18	K	277
Additional paid-in-capital	128,702	—		128,702	—	40,202	K	168,904
Retained earnings	426,931	—		426,931	—	(56,149	) I	370,782
Accumulated other comprehensive income	973	—		973	—	—		973
Equity	—	—		—	106,408	(106,408	) K	—

Total Equity	556,865	—		556,865	106,408	(122,337)		540,936

Total Liabilities & Equity	$2,073,101	$—		$2,073,101	$1,594,864	$391,212		$4,059,177

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2011
(in thousands, except per share data)

						Pro Forma		Condensed Pro
	Historical					Adjustments		Forma Combined
				Walter - After
	Walter	Reclassification		reclassification	GreenTree

Revenues:
Interest income	$83,384	$—		$83,384	$267	$778	J	$84,429
Premium revenue	4,169	(4,169	) O	—	—	—		—
Servicing revenue and fees	6,247	—		6,247	139,324	—		145,571
Change in fair value of assets related to VIEs	—	—		—	165,461	(125,307	)L	40,154
Insurance revenue	—	4,169	O	4,169	31,247	—		35,416
Other income	1,283	—		1,283	24,675	(1,120	)N	24,838

Total revenues	95,083	—		95,083	360,974	(125,649)		330,408

Expenses:
Interest expense	42,053	—		42,053	19,438	35,404	J	96,895
Provision for loan losses	1,500	—		1,500	—	—		1,500
Claims expense	2,950	(2,950	) O	—	—	—		—
Salaries and benefits	17,724	—		17,724	103,643	—		121,367
Legal and professional	14,222	(14,222	) O	—	—	—		—
Occupancy	931	(931	) O	—	—	—		—
Technology and communication	1,946	(1,946	) O	—	—	—		—
General and administrative	7,692	17,099	O	24,791	32,744	(12,340	)J/M	45,195
Change in fair value of liablities related to VIEs	—	—		—	146,496	(108,744	)L	37,752
Depreciation and amortization	360	—		360	10,841	43,044	C/E/F	54,245
Real estate owned expenses, net	5,542	(5,542	) O	—	—	—		—
Other expenses, net	—	8,492	O	8,492	2,662	—		11,154

Total expenses	94,920	—		94,920	315,824	(42,636)		368,108

Income (loss) before income taxes	163	—		163	45,150	(83,013)		(37,700)

Income tax (expense) benefit	(68)	—		(68)	(6,457)	20,855	I	14,330

Net income (loss)	$95	$—		$95	$38,693	$(62,158)		$(23,370)

Weighted-average shares outstanding

Basic				26,621,326		1,812,532		28,433,858
Diluted (1)				26,749,597		1,812,532		28,433,858

Earnings (loss) per share

Basic				$0.00				$(0.82)
Diluted				$0.00				$(0.82)

(1)	Potentially dilutive securities consisting of stock options for the six months ended June 30, 2011, were excluded from the combined per share calculation above, because of their antidilutive effect.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2010
(in thousands, except per share data)

						Pro Forma		Condensed Pro
	Historical					Adjustments		Forma Combined
				Walter - After
	Walter	Reclassification		reclassification	Green Tree

Revenues:
Interest income	$166,188	$—		$166,188	$400	$9,919	J	$176,507
Premium revenue	9,163	(9,163	) O	—	—	—		—
Servicing revenue and fees	2,267	—		2,267	271,367	—		273,634
Change in fair value of assets related to VIEs	—	—		—	97,367	(18,817	)L	78,550
Insurance revenue	—	9,163	O	9,163	62,752	—		71,915
Gain on mortgage-backed debt extinguishment	4,258	(4,258	) O	—	—	—		—
Other income	3,299	4,258	O	7,557	41,345	(1,945	)L	46,957

Total revenues	185,175	—		185,175	473,231	(10,843)		647,563

Expenses:
Interest expense	81,729	—		81,729	42,629	72,689	J	197,047
Provision for loan losses	6,526	—		6,526	—	—		6,526
Claims expense	2,319	(2,319	) O	—	—	—		—
Salaries and benefits	27,495	—		27,495	147,769	—		175,264
Legal and professional	4,037	(4,037	) O	—	—	—		—
Occupancy	1,490	(1,490	) O	—	—	—		—
Technology and communication	2,955	(2,955	) O	—	—	—		—
General and administrative	13,377	8,482	O	21,859	68,122	(252	)J	89,729
Change in fair value of liabilities related to VIEs	—	—		—	94,978	(21,055	)L	73,923
Depreciation and amortization	383	—		383	19,179	85,298	C/E/F	104,860
Real estate owned expenses, net	6,519	(6,519	) O	—	—	—		—
Other expenses, net	—	8,838	O	8,838	18,005	(12,258	)N	14,585

Total expenses	146,830	—		146,830	390,682	124,422		661,934

Income (loss) before income taxes	38,345	—		38,345	82,549	(135,265)		(14,371)

Income tax (expense) benefit	(1,277)	—		(1,277)	(11,427)	18,156	I	5,452

Net income (loss)	$37,068	$—		$37,068	$71,122	$(117,109)		$(8,919)

Weighted-average shares outstanding

Basic				26,431,853		1,812,532		28,244,385
Diluted (1)				26,521,311		1,812,532		28,244,385

Earnings (loss) per share

Basic				$1.38				$(0.32)
Diluted				$1.38				$(0.32)

(1)	Potentially dilutive securities consisting of stock options for the twelve months ended December 31, 2010, were excluded from the combined per share calculation above, because of their antidilutive effect.

1. Description of Transaction
On July 1, 2011, the Company acquired all of the outstanding membership interests of Green Tree. Green Tree, based in St. Paul, Minnesota, is a fee-based business services company which provides high-touch, third-party servicing of credit-sensitive consumer loans. The acquisition of Green Tree increases the Company’s ability to provide specialty servicing and to generate recurring fee-for-service revenues from an asset-light platform which also provides the Company with diversified revenue streams from complementary businesses. As a result of the Acquisition, the Company will no longer qualify as a Real Estate Investment Trust, or REIT. The results of operations for Green Tree will be combined with those of the Company beginning on July 1, 2011, the date of acquisition.
The table below details the estimated fair value of the consideration transferred in connection with the Acquisition (in millions):

Cash to owners of Green Tree (1)	$737.7
Cash to settle Green Tree secured credit facility (1) (2)	274.8
Company common stock (3) (1,812,532 shares at $22.19 per share)	40.2

Total estimated purchase consideration	$1,052.7

(1)	The cash portion of the Acquisition was funded through cash on hand and debt issuances as discussed below. Cash on hand was largely generated by monetizing existing corporate assets as discussed below.

(2)	Simultaneously with the closing of the Acquisition, the Company paid off $275 million of Green Tree secured debt.

(3)	The fair value of the 1.8 million common shares issued was determined based on an average of the high/low price of the Company’s share price on July 1, 2011, the date of the Acquisition.
In order to partially fund the Acquisition, on July 1, 2011, the Company entered into a $500 million first lien senior secured term loan and a $265 million second lien senior secured term loan, or Term Loans. In addition, on July 1, 2011, the Company entered into a $45 million senior secured revolving credit facility, or Revolver. The Company’s obligations under the Term Loans and Revolver are guaranteed by certain of the Company’s subsidiaries and are secured by substantially all assets of certain subsidiaries. These agreements contain customary events of default and covenants, including among others, covenants that restrict the Company’s ability to incur certain additional indebtedness, create or permit liens on assets, pay dividends and repurchase stock, engage in mergers or consolidations and make investments. These agreements also include certain financial covenants that must be maintained. The Acquisition and the Term Loans are collectively referred to as the Transaction.
The Company incurred expenses related to the Acquisition of approximately $12.2 million during the six months ended June 30, 2011, which are included in legal and professional expenses.
2. Basis of Presentation
The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting and were derived from the historical financial statements of the Company and Green Tree. The unaudited pro forma condensed combined financial statements include historical amounts as of and for the six months ended June 30, 2011 and for the year ended December 31, 2010, for the Company and Green Tree. The unaudited pro forma condensed combined financial statements give effect to the Transaction as if it had occurred (i) on June 30, 2011 for purposes of the unaudited pro forma condensed combined balance sheet and (ii) on January 1, 2010 for purposes of the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2011 and for the year ended December 31, 2010.
The unaudited pro forma condensed combined financial statements are presented in accordance with the requirements of Article 11 of Regulation S-X published by the U.S. Securities and Exchange Commission.
The acquisition method of accounting requires, among other things, that the consideration transferred be measured at fair value at the acquisition date and that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Accordingly, the assets acquired and liabilities assumed will be recorded as of the acquisition date at their respective fair values and added to those of the Company’s historical values. The financial statements and reported results of operations of the Company issued after completion of the Acquisition will reflect these values. Prior periods will not be retroactively restated to reflect the historical financial position or results of operations of Green Tree.
The pro forma adjustments reflecting the Transaction under the acquisition method of accounting are based on certain estimates and assumptions. The Company’s management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the Transaction and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.
In addition, and as a result of the Transaction, the Company changed the presentation of its financial statements to a presentation that better reflects the ongoing combined operations. The Company believes this new presentation will be more meaningful to an investor. As such, certain reclassification adjustments have been made to the Company’s historical financial statements.
The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not intended to reflect the results of operations or the financial position of the combined company that would have resulted had the Transaction been effective during the periods presented or the results that may be obtained by the combined company in the future.
3. Purchase Price Allocation
The purchase consideration of $1,052.7 million was allocated to assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. A preliminary allocation of the purchase cost has been made to major categories of assets and liabilities in the accompanying unaudited pro forma condensed combined financial statements based on management’s estimates. The final purchase price allocation is dependent on, among other things, the finalization of asset and liability valuations. As of this date, only a preliminary valuation has been completed to estimate the fair values of the assets acquired and liabilities assumed and the related allocation of purchase price. The total estimated purchase price, calculated as described above, has been allocated to the assets acquired and liabilities assumed based on preliminary estimates of their fair values. A final determination of these fair values will reflect consideration of a final valuation. Any final adjustment will change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements, including a change to goodwill and a change to the amortization of tangible and identifiable intangible assets. The actual allocation of purchase cost and its effect on results of operations may differ significantly from the pro forma amounts included herein. The excess of the purchase cost over the net tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill.
The preliminary allocation of the purchase consideration is as follows (in millions):

Total Estimated Purchase Consideration (Note 1)	$1,052.7

Preliminary Allocation of Purchase Price:
Cash and cash equivalents	$22.0
Restricted cash	110.0
Premises and equipment	132.8
Receivables	225.5
Residential loans	729.2
Servicing rights	279.0
Servicer and protective advances	75.3
Intangible assets	156.8
Goodwill	481.4

Other assets	13.3
Total assets acquired	$2,225.3

Accounts payable and other accrued liabilities	$119.1
Collateralized borrowings	66.3
Bonds payable related to consolidated variable interests	861.7
Deferred income tax liabilities	34.3
Payable to the Trust/Investor	91.2
Total liabilities assumed	$1,172.6

Estimated fair value of net assets acquired	$1,052.7
4. Pro Forma Adjustments
The unaudited pro forma condensed combined financial statements give effect to the Transaction described in Note 1, as if it had occurred on June 30, 2011 for purposes of the unaudited pro forma condensed combined balance sheet and January 1, 2010 for purposes of the unaudited pro forma condensed combined statements of operations. The unaudited pro forma condensed combined statements of operations do not include any material non-recurring charges that arose as a result of the Transaction. Adjustments in the unaudited pro forma condensed combined financial statements are as follows:
A)	Represents cash paid to the owners of Green Tree and cash paid to settle Green Tree’s secured credit facility in conjunction with the Acquisition as well as Green Tree cash activity offset by net proceeds from the Term Loans. The table below details this cash activity (in millions):

Issuance of Term Loans, net of discount	$748.2
Cash to owners of Green Tree	(737.7)
Cash to settle Green Tree secured credit facility	(274.8)
Distribution of excess cash	(29.8)

Net cash activity	$(294.1)
B)	This adjustment primarily reflects the removal of Green Tree’s escrow cash and the related escrow liability in the amount of $70.8 million, as a result of conforming accounting policies.

C)	Premises and equipment acquired in the Acquisition was stepped-up by $117.6 million to fair market value at June 30, 2011. This adjustment will be depreciated on the straight line basis over the remaining useful life of the respective assets, which ranges from 3 years to 7 years. The incremental depreciation expense related to the fair market value adjustment approximates $7.7 million and $17.6 million for the six month period ended June 30, 2011 and the year ended December 31, 2010, respectively, and is reflected in depreciation and amortization expense in the statement of operations.

D)	Adjustment is to recognize the balances at fair value under the acquisition method of accounting.

E)	Represents adjustment to incorporate the value of servicing and sub-servicing contracts for acquisition accounting, which previously had not been recognized in the value of mortgage servicing rights. The pro forma adjustment of $71.5 million were amortized based on expected cash flows in proportion to and over the life of net servicing income. Incremental amortization expense recorded for the transactions was $25.6 million and $50.7 million for the six month period ended June 30, 2011 and the year ended December 31, 2010, respectively, and is reflected in depreciation and amortization expense in the statement of operations.

F)	Represents adjustment to record the customer relationship intangible asset fair values of the asset receivables management, or ARM, and insurance agency businesses, and the institutional relationships.

The pro forma adjustment of $109.9 million was amortized based on the estimated revenue streams from the customer relationships associated with the insurance agency and ARM business through 2030. Incremental amortization expense recorded for the transaction was $9.7 million and $17.0 million for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively, and is reflected in depreciation and amortization expense in the statement of operations.

In addition, as a result of the Acquisition, Green Tree’s historical goodwill was derecognized and the amount of goodwill resulting from the purchase of Green Tree by the Company, which has an indefinite life, was recognized in the estimated amount of $481.4 million.

G)	This adjustment primarily reflects the recognition of deferred debt issuance costs related to the Term Loans of $25.4 million and the write-off of $11.5 million of unamortized debt issuance costs related to the Green Tree secured credit facility, which was settled simultaneously with the closing of the Acquisition.

H)	This adjustment primarily reflects the amount of accrued debt issuance costs of $25.4 million offset by an adjustment to record other liabilities to fair value.

I)	This adjustment reflects the impact of income taxes on the combined company and includes:
•	As a result of the Acquisition, the Company will no longer qualify as a REIT; therefore, the Company recorded an increase to the deferred tax liability of $46.5 million as well as a current tax payable of $8.6 million and a corresponding reduction to retained earnings at June 30, 2011. The pro forma combined statement of operations does not reflect the impact of this increase as this amount is directly attributable to the transaction and is not expected to have a continuing impact on the Company’s operations.

•	As a result of certain purchase price entries that were pushed down to taxable entities within the consolidated Green Tree entity, the Company recorded a $23.3 million deferred tax liability at June 30, 2011.

•	Because the Company no longer qualifies as a REIT, the Company has included a pro forma adjustment for estimated income tax expense based on an estimated statutory tax rate of 38%.
J)	The $485.4 million adjustment to debt and collateralized borrowings on the pro forma combined balance sheet represents the issuance of the Term Loans with an aggregate face value of $765 million and discount of $16.8 million offset by the settlement of the Green Tree secured credit facility with a carrying amount of $262.7 million.

As described in Item G above, the Company recognized deferred debt issuance costs related to the Term Loans of $25.4 million and wrote-off $11.5 million of unamortized debt issuance costs related to the Green Tree secured credit facility. The new debt issuance costs of $25.4 million will be amortized using the effective interest method. The amount of pro forma amortization of debt issuance costs associated with the Term Loans is $3.1 million and $6.1 million for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively. Note that the pro forma combined statement of operations does not reflect the $11.5 million impact of the write-off of the deferred debt issuance costs as the amount is directly related to the Transaction and is not expected to have a continuing impact on operations.

The pro forma interest expense includes an adjustment to reflect the interest associated with the $500 million first lien term loan at a rate of LIBOR +6.25% and for the $250 million second lien term loan at a rate of LIBOR +11.00% as well as the amortization of the Term Loans discount. The amount of pro forma interest expense recorded is $37.1 million for the six months ended June 30, 2011 and $72.7 million for the year ended December 31, 2010. An increase of 0.125% per annum related to the interest rate on borrowings made under the Term Loans would increase pro forma interest expense by approximately $0.5 million for the six months ended June 30, 2011 and $1.0 million for the year ended December 31, 2010.

The pro forma adjustments to interest expense include the impact of the monetization of unencumbered assets, which was completed for the purpose of the Acquisition. The amount of the adjustment is to increase interest expense by $8.5 million and $23.9 million for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively, as well as increase interest income by

$.8 million and $9.9 million for the same periods, respectively. There were also adjustments to decrease the general and administrative expense of $0.3 million for the six months ended June 30, 2011 and $0.5 million for the year ended December 31, 2010 in order to remove the impact of the legal and professional costs associated with the monetization of the unencumbered assets.

Finally, the pro forma interest expense adjustments eliminate the historical interest expense that Green Tree recorded for its secured credit facility, which was paid off simultaneously with the closing of the Acquisition. The interest expense that was eliminated was $15.4 million for the six months ended June 30, 2011 and $33.7 million for the year ended December 31, 2010.
K)	This adjustment reflects the elimination of the historical equity accounts of Green Tree and the issuance of 1,812,532 shares (at a par value of $0.01) of the Company’s common stock at a price of $22.19 per share.

L)	This adjustment represents changes to cash flow projections used in the valuations due to changes in market conditions as of the date of acquisition.

M)	During the six months ended June 30, 2011, the Company incurred acquisition-related transaction costs consisting primarily of investment banking and legal fees of $12.2 million. This amount is reflected in the Company’s unaudited historical interim condensed consolidated statement of operations for the six months ended June 30, 2011 within general and administrative expenses. A pro forma adjustment has been made to eliminate $12.2 million of these costs and the related tax benefit of $4.6 million from the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2011 due to their non-recurring nature.

N)	This adjustment eliminates the impact of the change in fair value of servicing rights as they are now recorded at amortized cost.

O)	In order to better reflect the financial results of the combined companies, the subordinate security, real estate owned, net and deferred debt issuance costs have been reclassified to other assets while premises and equipment which were previously reported as other assets has been reclassified as a separate line item in the combined condensed balance sheet. Servicing fee receivables, which have historically been presented as servicing advances and receivables, net have been reclassified to receivables, net while servicing advances are now presented with servicer and protective advances, net. Accrued interest has been presented in accounts payable and other accrued liabilities. Premium revenue has been reclassified to insurance revenue. Legal and professional, occupancy and technology and communications expenses have been presented as general and administrative expenses while claims expense and real estate owned expenses, net have been reclassified to other expenses. Finally, gain on mortgage-backed debt extinguishment has been reclassified to other income.

P)	Reclassification to conform to the ongoing operations of the combined company.
5. Pro Forma Loss Per Share
The following table sets forth the computation of unaudited pro forma basic and diluted loss per share (in thousands, except for per share information):

	Six Months Ended June 30, 2011			Year ended December 31, 2010
	Loss	Shares	Per share amount	Loss	Shares	Per share amount
Loss per basic share	$(23,370)	28,434	$(0.82)	$(8,919)	28,244	$(0.32)
Loss per diluated share	$(23,370)	28,434	$(0.82)	$(8,919)	28,244	$(0.32)

Shares utilized in the calculation of pro forma basic and diluted loss per share are as follows:

	Six months ended	Year ended
	June 30, 2011	December 31, 2010
Weighted-average shares outstanding, basic	26,621,326	26,431,853
Shares issued in the transaction	1,812,532	1,812,532
Total	28,433,858	28,244,385

Weighted-average shares outstanding, diluted	26,621,326	26,431,853
Shares issued in the transaction	1,812,532	1,812,532
Total	28,433,858	28,244,385
Potentially dilutive securities consisting of stock options issued prior to the Acquisition were excluded from the per share calculations above for the six months ended June 30, 2011 and twelve months ended December 31, 2010 because their effect was antidilutive.